Filed Pursuant To Rule 433

Registration No. 333-233191

April 7, 2020

SPDR ETFs — Listed Options Data

ETF Data
Capital Markets Group

March 2020

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	269,393,376	6,578,438	2,596,271	3,982,168	10,850,950	16,312,010
XLF	Financial Select Sector SPDR Fund	133,290,016	358,187	99,700	258,487	1,516,619	2,480,877
XLE	Energy Select Sector SPDR Fund	45,016,252	76,507	40,140	36,367	849,940	660,608
XLK	Technology Select Sector SPDR Fund	34,997,048	29,636	12,705	16,932	138,358	229,985
XLU	Utilities Select Sector SPDR Fund	32,852,904	51,717	20,607	31,110	277,069	240,805
XLP	Consumer Staples Select Sector SPDR Fund	25,070,980	21,904	9,219	12,685	132,778	144,478
XLI	Industrial Select Sector SPDR Fund	24,464,068	17,829	5,677	12,152	85,658	163,386
XLV	Health Care Select Sector SPDR Fund	21,879,700	24,536	11,597	12,939	118,697	209,176
GLD*	SPDR Gold Shares	20,633,514	342,108	226,579	115,529	2,362,936	1,300,519
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	17,566,982	33,577	17,935	15,642	3	–
XLRE	Real Estate Select Sector SPDR Fund	13,838,777	748	360	388	6,081	3,822
XLB	Materials Select Sector SPDR Fund	13,501,773	5,703	2,244	3,460	63,648	87,812
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	11,967,168	5,007	728	4,280	24,649	73,149
DIA	SPDR Dow Jones Industrial Average ETF Trust	11,748,469	83,489	35,155	48,335	275,041	297,232
KRE	SPDR S&P Regional Banking ETF	11,636,730	79,561	6,276	73,286	77,468	301,571
XBI	SPDR S&P Biotech ETF	11,046,746	36,116	8,544	27,573	117,495	294,047
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	9,689,487	3,233	125	3,108	3,134	13,416
XLY	Consumer Discretionary Select Sector SPDR Fund	8,780,223	11,399	4,465	6,934	56,277	87,378
SPDW	SPDR Portfolio Developed World ex-US ETF	8,446,987	–	–	1	9	11
XLC	Communication Services Select Sector SPDR Fund	8,366,544	1,827	714	1,114	13,288	11,319
XRT	SPDR S&P Retail ETF	8,008,732	10,282	2,738	7,544	41,207	101,722
SPLG	SPDR Portfolio S&P 500 ETF	7,535,007	32	7	25	159	193

Source: Bloomberg as of 03/31/2020.

STATE STREET GLOBAL ADVISORS SPDR®

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Ticker Name 20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open    ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) SJNK SPDR Bloomberg Barclays Short Term High Yield Bond ETF 7,218,208 209 6 203 108 3,761 SPYG SPDR Portfolio S&P 500 Growth ETF 6,369,463 953 277 676 3,655 3,953 SPYV SPDR Portfolio S&P 500 Value ETF 4,786,005 258 100 158 1,048 899 SPEM SPDR Portfolio Emerging Markets ETF 4,308,010 2 1 2 15 31 FEZ SPDR EURO STOXX 50 ETF 4,237,315 3,268 1,021 2,247 26,643 46,355 KBE SPDR S&P Bank ETF 3,895,442 1,712 795 918 18,994 48,438 XHB SPDR S&P Homebuilders ETF 3,488,769 4,057 1,612 2,445 27,821 54,210 MDY SPDR S&P MidCap 400 ETF Trust 3,050,596 811 411 401 8,464 6,853 XME SPDR S&P Metals & Mining ETF 2,898,744 2,132 1,006 1,126 69,992 52,299 TFI SPDR Nuveen Bloomberg Barclays Municipal Bond ETF 2,770,714 24 10 15 112 184 CWB SPDR Bloomberg Barclays Convertible Securities ETF 2,447,714 37 7 31 1,334 1,827 SPSM SPDR Portfolio S&P 600 Small Cap ETF 1,948,581 19 16 3 226 55 SPTM SPDR Portfolio S&P 1500 Composite Stock Market ETF 1,803,939 497 479 19 20,835 351 SDY SPDR S&P Dividend ETF 1,715,435 123 71 52 1,268 757 RWX SPDR Dow Jones International Real Estate ETF 1,102,716 1 1 1 6 3 EBND SPDR Bloomberg Barclays Emerging Markets Local Bond ETF 943,538 — — 1 13 20 HYMB SPDR Nuveen Bloomberg Barclays High Yield Municipal Bond ETF 835,162 108 36 72 462 435 BWX SPDR Bloomberg Barclays International Treasury Bond ETF 770,700 5 1 4 9 146 GNR SPDR S&P Global Natural Resources ETF 662,855 8 7 1 111 6 RWO SPDR Dow Jones Global Real Estate ETF 647,451 1 1 1 1 1 KIE SPDR S&P Insurance ETF 556,530 60 7 53 240 618 GWX SPDR S&P International Small Cap ETF 543,189 1 — 1 1 1 XAR SPDR S&P Aerospace & Defense ETF 436,939 14 9 5 240 88 EWX SPDR S&P Emerging Markets SmallCap ETF 385,518 9 1 9 118 110 DWX SPDR S&P International Dividend ETF 254,870 — 2 — 31 — NANR SPDR S&P North American Natural Resources ETF 239,462 — — — 7 — RWR SPDR Dow Jones REIT ETF 233,017 16 5 11 124 103 XES SPDR S&P Oil & Gas Equipment & Services ETF 210,133 15 8 7 3,294 739 Source: Bloomberg as of 03/31/2020.                2

Ticker Name 20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open    ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) XPH SPDR S&P Pharmaceuticals ETF 198,909 11 7 5 1,307 81 EDIV SPDR S&P Emerging Markets Dividend ETF 148,790 2 1 2 43 35 GXC SPDR S&P China ETF 142,957 49 8 41 150 71 XSD SPDR S&P Semiconductor ETF 140,735 14 6 8 193 66 XHE SPDR S&P Health Care Equipment ETF 84,079 4 4 1 35 11 GMF SPDR S&P Emerging Asia Pacific ETF 49,425 1 1 1 12 21 KCE SPDR S&P Capital Markets ETF 10,575 22 21 1 426 11 Source: Bloomberg as of 03/31/2020.                3

ssga.com spdrs.com spdrgoldshares.com Investment professional use only State Street Global Advisors    One Iron Street, Boston MA 02210 T: +1 866 787 2257    Important Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”). ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. All ETFs are subject to risk, including the possible loss of principal. Investing in commodities entails significant risk and is not appropriate for all investors. Options investing entail a high degree of risk and may not be appropriate for all investors. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely aï¬€ect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be    more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor. GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its aï¬ƒliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for    use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its aï¬ƒliates. Certain State Street aï¬ƒliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not aï¬ƒliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not aï¬ƒliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. © 2020 State Street Corporation. All Rights Reserved. ID188754-2047512.29.1.AM.INST 0420 Exp. Date: 03/31/2021 SPD002202 Not FDIC Insured No Bank Guarantee May Lose Value 4

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.